Exhibit (a)(1)(H)

FOR IMMEDIATE RELEASE
CONTACTS:
Coach
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618/AResnick@coach.com
Christina Colone
Senior Director, Investor Relations
212/946-7252/CColone@coach.com

COACH, INC. LAUNCHES TENDER OFFER TO ACQUIRE KATE SPADE &
COMPANY FOR $18.50 PER SHARE IN CASH

New York – May 26, 2017 – Coach, Inc. (NYSE: COH, SEHK: 6388), a leading New York design house of modern luxury accessories and lifestyle brands, today announced that its wholly owned direct subsidiary, Chelsea Merger Sub Inc., has commenced a tender offer for all of the outstanding shares of common stock, par value $1.00 per share, of Kate Spade & Company (NYSE: KATE), a Delaware corporation, at a price of $18.50 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and conditions set forth in the tender offer to purchase dated today, a copy of which has been filed with the Securities and Exchange Commission.

The tender offer is subject to customary conditions to closing, including a condition that the number of shares validly tendered (and not properly withdrawn) prior to the expiration of the offer, together with the shares then owned by Coach and its wholly-owned subsidiaries, represents at least one share more than 50% of all shares then outstanding.

The tender offer will expire at 11:59 p.m. EDT on June 23, 2017, unless extended.

Broadridge Corporate Issuer Solutions, Inc., is the Information Agent, depositary and paying agent for the tender offer. Requests for documents and questions may be directed to the Information Agent at 888-808-3038.

About Coach

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Additional Information and Where You Can Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials filed with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials have been sent free of charge to all Kate Spade & Company stockholders of record as of May 22, 2017. In addition, all of those materials (and all other tender offer documents filed or furnished by Kate Spade & Company or Coach, Inc. or any of its subsidiaries with the SEC) are available at no charge from the SEC through its website at www.sec.gov. The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement) may also be obtained for free by contacting Broadridge Corporate Issuer Solutions, Inc., the information agent, depositary and paying agent for the tender offer, at 888-808-3038.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, Coach, Inc. and Kate Spade & Company file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Coach, Inc. or Kate Spade & Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Coach, Inc.’s and Kate Spade & Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach, Inc. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer, the merger and the other transactions contemplated by the merger agreement by and between Kate Spade & Company, Coach, Inc. and Chelsea Merger Sub Inc.; the expected timing of the completion of the tender offer and the merger; the ability of Coach, Inc. (and its subsidiary) and Kate Spade & Company to complete the tender offer and the merger considering the various conditions to the tender offer and the merger, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer and the merger may not be timely completed, if at all; that, prior to the completion of the transaction, Kate Spade & Company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach, Inc.’s latest Annual Report on Form 10-K and its other filings with the SEC. Coach, Inc. and Kate Spade & Company assume no obligation and do not intend to update these forward-looking statements.